Exhibit 99.1

Press Release: April 22, 2015

First Interstate BancSystem, Inc. has received the order filed by the Honorable Ed McLean yesterday, April 21, 2015, in the Missoula case of Kelly Logging Inc. v. First Interstate Bank. On August 14, 2014, a Missoula County jury awarded damages to Kelly Logging of $17,046,550.00 which included $286,550.00 in compensatory damages and $16,760,000.00 in punitive damages. Federal and State law required Judge McLean to review the punitive damages award for compliance with federal due process standards. Judge McLean’s order upholds the jury’s award of punitive damages and, in addition, awards attorneys’ fees to Kelly Logging of $7,500,482.00 and costs of $90,820.25.

First Interstate President and CEO, Ed Garding, commented on the order: “We are very disappointed with Judge McLean’s ruling. We believe the verdict was wrong and should have been reduced substantially by the Court. We have been advised by our counsel that we have a good case on appeal. Therefore, we will appeal to the Montana Supreme Court and are confident our efforts will result in a substantial reduction in the jury’s verdict.” Garding added, “First Interstate Bank is a family business committed to helping make our communities better places to live and work. We have a long history of service in Missoula and will continue to be an active member of this great community.”

Questions about this release may be directed to Charles Hingle, Holland & Hart LLP: 406-252-2166.